ANNUAL PERFORMANCE CERTIFICATION
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement
dated as of December 1,2005 (the "Agreement"), by and among
Banc of America Commercial Mortgage, Inc., as Depositor, Bank of America, N.A.,
as Master Servicer, LaSalle Bank National Association, as Trustee
and REMIC Administrator, and LNR Partners, Inc., as Special Servicer
(BACM 2005-6)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company for the year ended December 31, 2006 and of the Company's performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects from the Closing Date and throughout such period ended December 31, 2006; and (iii) the Company has received no notice regarding qualification, or challenging the status, of any Component Mortgage Loan REMIC, REMIC I, REMIC II, as a REMIC from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2007.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.